Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodg	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Completes Acquisition of CSC Credit Services Assets

ATLANTA, December 28, 2012 — Equifax Inc. (NYSE: EFX) announced the completion of the acquisition of certain business assets and the operations of CSC Credit Services, Inc., a subsidiary of Computer Sciences Corporation (NYSE: CSC) following satisfaction of all closing conditions of the asset purchase agreement. Equifax announced on December 3 that it entered into a definitive purchase agreement with respect to this acquisition.

Headquartered in Houston, TX, CSC’s credit services business provides consumer credit services and related information to banks, mortgage companies, retail establishments, the automotive industry, medical entities, utility companies and other users of financial and credit information. CSC owns consumer credit files in 15 U.S. states covering approximately 20 percent of the U.S. population. CSC has been Equifax’s largest credit affiliate since 1988. Equifax has been processing CSC’s credit information and selling those files nationally since that time.

About Equifax (www.equifax.com)

Equifax is a global leader in consumer and commercial information solutions, providing businesses of all sizes and consumers with information they can trust. We organize and assimilate data on more than 500 million consumers and 81 million businesses worldwide, and use advanced analytics and proprietary technology to create and deliver customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 18 countries and is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX. For more information, please visit www.equifax.com .

Forward-Looking Statements

This document may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Equifax and the information contained in this release.  These factors include the ability to integrate successfully the purchased assets and operations within Equifax or to realize synergies from such integration; costs related to the acquisition; the economic environment of the industries in which Equifax operates; and other risk factors discussed in Equifax’s public reports filed with the SEC.  Equifax assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.

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